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                                                                      EXHIBIT 5

                           CARTER, LEDYARD & MILBURN
                              COUNSELLORS AT LAW
                                 2 WALL STREET
                             NEW YORK, N. Y. 10005

                                   --------

                                (212) 732-3200
                              FAX: (212) 732-3232

                                                               January 16, 1997

Plastic Containers, Inc.
One Aerial Way
Syosset, New York 11791

                Re: 10% Senior Secured Notes due 2006, Series B

Gentlemen:

  We have acted as counsel for Plastic Containers, Inc., a Delaware corporation (the "Company"), in connection with its offer to exchange $125,000,000 aggregate principal amount of the Company's 10% Senior Secured Notes due 2006, Series B (the "New Notes"), for $125,000,000 aggregate principal amount of the Company's outstanding 10% Senior Notes due 2006, Series A (the "Old Notes"). The New Notes will be offered pursuant to a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, (the "Registration Statement"). The New Notes, like the Old Notes, will be unconditionally guaranteed, jointly and severally (the "Guarantees"), by the Company's wholly-owned subsidiaries, Continental Plastic Containers, Inc. and Continental Caribbean Containers, Inc. (the "Guarantors").

  It is proposed that the New Notes (i) will be issued pursuant to the terms of the Indenture dated as of December 17, 1996, among the Company, as issuer, the Guarantors and United States Trust Company of New York, as Trustee (the "Indenture"), which is being filed as Exhibit 4.1 to the Registration Statement, and (ii) will be exchanged for Old Notes as contemplated by the terms of a Registration Rights Agreement dated as of December 17, 1996, by and among the Company and the Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc. and Societe Generale Securities Corporation (the "Registration Agreement"), which is being filed as Exhibit
4.2 to the Registration Statement. We have examined the Indenture, the Registration Agreement, the By-laws of the Company and the Guarantors, resolutions adopted by the Boards of Directors of the Company and the Guarantors relating to the authorization of the issuance and sale of the Old Notes and the New Notes, and such other records and documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

  Based upon the foregoing, it is our opinion that (i) the New Notes, when duly executed by the Company, authenticated as provided in the Indenture and issued and delivered in exchange for Old Notes as contemplated by the Registration Agreement, will be legally issued and binding obligations of the Company, and (ii) the Guarantees, when the New Notes are so duly executed, authenticated, issued and delivered, will be legally issued and binding obligations of the Guarantors.

  We hereby consent to the references to our name under the captions "Certain Tax Consequences" and "Legal Matters" in the Prospectus, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or by the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ Carter, Ledyard & Milburn

VM-S:nva